Exhibit 4.4

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”) is entered into and effective as of June 29, 2017 by and among Capitol Acquisition Corp. III, a Delaware corporation (“Capitol”), Capitol Acquisition Holding Company Ltd., an exempted company incorporated in the Cayman Islands with limited liability (to be renamed “Cision, Ltd.” effective as the Closing (as defined below)) (“Holdings”), and Continental Stock Transfer & Trust Company, a New York corporation (“Continental”).

WHEREAS, Capitol and Continental have previously entered into a warrant agreement, dated as of October 13, 2015 (the “Warrant Agreement”) governing the terms of Capitol’s 24,500,000 outstanding warrants to purchase shares of common stock of Capitol (the “Warrants”); and

WHEREAS, Capitol has entered into an Agreement and Plan of Merger, dated as of March 19, 2017 and amended as of April 7, 2017 (the “Merger Agreement”), by and among Capitol, Holdings, Capitol Acquisition Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Holdings (“Merger Sub”), Canyon Holdings (Cayman) L.P. (“Cision Owner”) and Canyon Holdings S.a r.l., pursuant to which, among other things, upon the closing of the transactions contemplated by the Merger Agreement (“Closing”), Merger Sub will merge with and into Capitol, with Capitol being the surviving corporation, which will result in Capitol becoming a wholly owned subsidiary of Holdings (the “Merger”);

WHEREAS, effective upon the Merger, holders of the Common Stock of Capitol will receive ordinary shares, par value $0.0001 per share (“Ordinary Shares”), of Holdings in exchange for the Common Stock; and

WHEREAS, pursuant to Section 4.5 of the Warrant Agreement, upon Closing, the Warrants will represent the right of the holders thereof to purchase Ordinary Shares; and

WHEREAS, pursuant to the Merger Agreement, Holdings will issue an aggregate of 2,000,000 warrants (“New Warrants”) to Cision Owner in exchange for certain property contributed by Cision Owner to Holdings, subject to adjustment pursuant to the terms of the Sponsor Agreement (as defined in the Merger Agreement); and

WHEREAS, as a result of the foregoing, the parties hereto wish (i) for Holdings to become a party to the Warrant Agreement so that the New Warrants are governed by the Warrant Agreement and (ii) for Capitol to assign to Holdings all of Capitol’s rights and interests and obligations in and under the Warrant Agreement and for Holdings to accept such assignment, and assume all of Capitol’s obligations thereunder, in each case, effective upon the closing of the Merger;

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.                  Assignment and Assumption of Warrant Agreement. Capitol hereby assigns, and Holdings hereby agrees to accept and assume, effective as of the Closing, all of Capitol’s rights, interests and obligations in, and under the Warrant Agreement and Warrants. Unless the context otherwise requires, from and after the Closing, any references in the Warrant Agreement or the Warrants to: (i) the “Company” shall mean Holdings; (ii) “Stock,” “Common Stock” or “Shares” shall mean the Ordinary Shares; (iii) the “Founders’ Warrants” shall include the New Warrants; and (iv) the “Board of Directors” or the “Board” or any committee thereof shall mean the board of directors of Holdings or any committee thereof.

2.                  Replacement Instruments. Following the Closing, upon request by any holder of a Warrant, Holdings shall issue a new instrument for such Warrant reflecting the adjustment to the terms and conditions described herein and in Section 4.5 of the Warrant Agreement.

3.                  Amendment to Warrant Agreement. To the extent required by this Agreement, the Warrant Agreement is hereby deemed amended pursuant to Section 9.8 thereof to reflect the subject matter contained herein, effective as of the Closing.

4.                  Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, as such laws are applied to contracts entered into and performed in such State without resort to that State’s conflict-of-laws rules.

5.                  Counterpart. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by email or exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party.

6.                  Successors and Assigns. All the covenants and provisions of this Agreement shall bind and inure to the benefit of each party’s respective successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date and year first written above.

CAPITOL ACQUISITION CORP. III

By:	/s/ L. Dyson Dryden
	Name:	L. Dyson Dryden
	Title:	Chief Financial Officer

CAPITOL ACQUISITION HOLDING COMPANY LTD.

By:	/s/ Mark D. Ein
	Name:	Mark D. Ein
	Title:	President

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Henry Farrell
	Name:	Henry Farrell
	Title:	Vice President